Exhibit 99.2

Employment Offer Letter between Digital River, Inc. and Thomas M. Donnelly.

June 29, 2005

Thomas Donnelly

On behalf of Digital River, Inc., we are pleased to extend to you this offer to become the Chief Financial Officer of Digital River, effective July 1, 2005.  This offer is contingent upon your ability to accept the position without violating any non-compete or other related legal agreements, signing required documents including Proprietary Information and Non-Compete agreements, satisfactory reference checks and background check, proof of your ability to work in the United States and compliance with all other legal requirements.

Effective Date:	July 1, 2005

Title:	Chief Financial Officer

Base Salary:	$9615.38 per pay period – Digital River pays bi-weekly for a total of 26 pay periods per calendar year.

Benefits:	As a full-time employee you are eligible for Digital River’s employee benefits package. Benefits will commence on the first of the month immediately following hire date.

Paid Time Off:

You will accrue Personal Time Off (PTO) according to Digital River’s current program. Accruing 1.25 hours per month. Additionally, you will accrue 5 sick days to be used during the year. These accrue at the rate of .415 days per month.

You have previously been granted 125,000 options to purchase common stock of the Company which remain in effect.

You will be provided indemnification benefits pursuant to the company’s standard form of indemnification agreement for executive officers.

This letter supersede and replace any oral discussions, e-mail exchanges and/or other communications you have had with anyone concerning the terms and conditions of your employment referenced above.   In that regard, please note that Digital River is an at-will employer, and neither you nor Digital River is bound to continue the employment relationship if either chooses, at its will, to end the relationship at any time.

Sincerely,

/s/ Joel Ronning	June 28, 2005
Joel Ronning, CEO	Date

/s/Carter Hicks	June 29, 2005
Carter Hicks, CFO	Date

Accepted:

/s/Thomas Donnelly	June 30, 2005
Thomas Donnelly	Date